Exhibit 99.1

FOR FURTHER INFORMATION

AT CBRE REALTY FINANCE:

Michael Angerthal

Chief Financial Officer

(860) 275-6222

michael.angerthal@cbrerealtyfinance.com

FOR IMMEDIATE RELEASE

FRIDAY, AUGUST 17, 2007

CBRE REALTY FINANCE, INC. APPOINTS KENNETH J. WITKIN AS

NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

Hartford, CT, August 17, 2007 – CBRE Realty Finance, Inc. (NYSE: CBF) today announced it has appointed Kenneth J. Witkin as President and Chief Executive Officer, effective September 4, 2007. Mr. Witkin will replace Ray Wirta, who has served as CBRE Realty Finance’s interim President and Chief Executive Officer since April 25, 2007. In addition to his role as CEO, Mr. Witkin will serve on the company’s Board of Directors.

“We are extremely pleased to have Ken join the CBRE Realty Finance team as CEO,” said Ray Wirta, executive chairman. “The board of directors was impressed with his deep experience within the real estate and lending markets, his proven leadership capabilities and his passion for building CBRE Realty Finance’s strong foundation and driving profitability. With over 25 years in the business, we are confident Ken is the right person to lead the company.”

Mr. Witkin most recently served as an Executive Vice President, Senior Division Executive in the Commercial Real Estate Banking Group of Bank of America. He was responsible for all commercial real estate banking in the Northeast United States and managing TriSail Capital Corporation, a national high yield capital provider to the real estate investment/development market.

Prior to its acquisition by Bank of America, Mr. Witkin spent 15 years at FleetBoston Corporation in numerous executive roles. Most recently, he was part of the management team leading the real estate banking business, financial institutions group, technology lending and a member of its leadership advisory team. Over the years at FleetBoston Mr. Witkin also held senior roles managing corporate syndications, national asset based lending and leverage finance businesses.

Mr. Witkin began his career at Citibank where he worked in asset based lending and Citicorp Real Estate Inc. before joining First National Bank of Chicago managing their real estate commercial lending business in Florida. Prior to moving to New England to join FleetBoston, Mr. Witkin spent 7 years as Chief Operating Officer of a private real estate development company.

-more-

CBRE Realty Finance, Inc.

A native New Yorker, Mr. Witkin and his family reside in Brookline, Massachusetts. He earned his undergraduate degree from Hofstra University where he majored in economics. He obtained his MBA from New York University Graduate School of Business. Mr. Witkin is currently a trustee of the Boston’s Children’s Museum and a board member of the Big Apple Circus. He is a member of several Real Estate Industry groups including Urban Land Institute, Real Estate Roundtable and International Council of Shopping Centers.

About CBRE Realty Finance, Inc.

CBRE Realty Finance, Inc. is a commercial real estate specialty finance company primarily focused on originating, acquiring, investing in, financing and managing a diversified portfolio of commercial real estate-related loans and securities. CBRE Realty Finance has elected to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. CBRE Realty Finance is externally managed and advised by CBRE Realty Finance Management, LLC, an indirect subsidiary of CB Richard Ellis Group, Inc. and a direct subsidiary of CBRE/Melody & Company.

For more information on CBRE Realty Finance, please visit our website at

www.cbrerealtyfinance.com.

-###-